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                                                                    EXHIBIT 21.1


                           Subsidiaries of the Company

                                                                               Percent of Voting
Name                                            State of Incorporation            Stock Owned
----                                            ----------------------         -----------------
Gulf Nuclear of Louisiana, Inc.(1)                    Delaware                       100

Disposal Systems, Inc.                                Delaware                       100

Resource Transportation Services,                     Delaware                        90
Inc.(2)

GNI Chemicals Corporation(3)                          Delaware                       100

Disposal Systems of Corpus                            Delaware                       100
Christi, Inc.

GNI Technical Services, Inc.(4)                       Delaware                       100

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         (1) Formerly Gamma Industries, Inc. The inventory and certain fixed assets of this subsidiary were sold to Amersham Corporation on January 8, 1988.

         (2) As of September 19, 1988 the remaining 10% of the outstanding capital stock of Resource Transportation Services, Inc. has been owned by Disposal Systems, Inc., a wholly-owned subsidiary of the Company.

         (3) Formerly Treatment Technologies, Inc and Chemical Resource Processing, Inc.

         (4) New subsidiary formed September 10, 1998 to acquire certain assets and liabilities of Moheat, Inc.